UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2013

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 John Hopkins Court Suite 210 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2013, Regulus Therapeutics Inc. (the “Company”) entered into an Amendment (“Amendment”) to the Product Development and Commercialization Agreement with Glaxo Group Limited (“GSK”) dated April 17, 2008, as amended in February 2010, June 2010, July 2011 and June 2012 (as amended, the “Agreement”). Under the terms of the Amendment, the parties have agreed that a specific compound targeting miR-122 for the treatment of the Hepatitis C Virus (the “Compound”) will no longer be a collaboration compound under the Agreement, thereby permitting the Company to develop and commercialize the Compound outside of the Agreement. GSK will have no further option with respect to the Compound or any further milestone or royalty obligations related to the Compound, and the Company will have no reverse royalty obligation to GSK with respect to the Compound. The exclusivity provisions of the Agreement will also no longer apply to the Compound, such that the Company or any future sublicensee of the Compound will not be restricted by the Agreement from developing, manufacturing or commercializing the Compound. In addition, except to a limited extent provided for in the Amendment, the Company will have no obligation to perform any research or development activities under the parties’ miR-122 program unless mutually agreed upon by the parties. The Amendment does not otherwise affect GSK’s rights with respect to the miR-122 program under the Agreement. The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2013	Regulus Therapeutics Inc.

	By:	/s/ Garry E. Menzel
Garry E. Menzel, Ph.D. Chief Operating Officer and Executive Vice President, Finance